Report of Independent Registered Public Accounting Firm

The Board of Managers
Nationstar Mortgage LLC

We have examined management’s assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, that Nationstar Mortgage LLC (the “Company”), a wholly- owned subsidiary of Mr. Cooper Group Inc., complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions for which the Company acted as master servicer, registered on or after January 1, 2006, involving residential mortgage loans (the “Master Servicing Platform” or the “Platform”) as of and for the year ended December 31, 2023, except for the servicing criteria set forth in Sections 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(vi), 1122(d)(3)(i)(C), 1122(d)(4)(i) through 1122(d)(4)(v), and 1122(d)(4)(vii) through 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the servicing platform covered by this report. See Appendix B of management’s assertion for the asset backed transactions covered by this platform. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our examination engagement.

Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2023 for the Platform is fairly stated, in all material respects.

March 15, 2024